Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560; or Michael Aldridge, CFO (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources Updates Near-Term Strategy

Positions Itself for Growth by Strengthening Operations Team

Houston, TX – July 25, 2013 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today provided details on its updated corporate strategy and recent, and upcoming, staff additions.

Saratoga’s strategy continues to focus on growing its production base organically via the drill-bit and through recompletions of its numerous behind-pipe opportunities.  With its recent successful acquisition of leasehold acreage in the shallow Gulf of Mexico shelf and ongoing evaluation of existing holdings and potential acquisitions, Saratoga has updated and supplemented its strategy by adding to its focus growing production and reserves through drilling more wells via strategic partnerships as well as through accretive acquisitions. Saratoga’s main objectives continue to be increasing production, cash flow and reserves in an effort to drive growth in EBITDAX, discretionary cash flow and net asset value per share.

As part of its updated strategy, Saratoga has increased its focus on more impactful wells such as horizontal wells that have higher recovery and initial production rates than vertical wells.   As previously announced, Saratoga is currently drilling its first horizontal development well in the Breton Sound 32 field off the coast of southeastern Louisiana.  This well, the SL 1224 #25 or “Rocky”, has drilled a pilot hole to a depth of 6,254 feet and tagged the 5,800’ sand objective as expected. The pilot hole was then plugged back prior to a directional hole being drilled to 6,332’ MD/5,806’ TVD, from where a 750 feet horizontal section is currently being drilled.  Saratoga is also evaluating drilling several other locations with potential for higher expected recoveries of oil-in-place.

To accelerate the drilling of our higher-quality probable and possible reserves where numerous prospects have already been identified, Saratoga intends to actively seek joint venture partners for its federal leases and for certain deeper prospects underlying Grand Bay field.

To facilitate this effort, the Company will have a booth, number 3735, at the North America Prospect Expo (“NAPE”) in Houston on August 14-16, 2013 where it will showcase to potential joint venture partners prospects in the shallow Gulf of Mexico and at Grand Bay in Plaquemines Parish, Louisiana.

Andy C. Clifford, President of Saratoga Resources, remarked, “As part of our organic growth strategy, we are taking actions to expand our reserve base and enhance our existing production.  Our first high-impact horizontal well is progressing, and we plan to drill multiple horizontal wells in the Breton Sound and surrounding fields.

“On the acquisition front, the new Gulf of Mexico leases that we acquired in early July are a continuation of our strategy of taking what we believe are low risk prospects in lease sales and converting them into proved producing reserves.  These leases have an estimated 5.4 million barrels of oil equivalent (“MMBOE”) of proved reserves as well as low risk exploration potential updip from log pay and hydrocarbon shows, with 45.9 MMBOE possible reserves. Two earlier examples of this involved our Catina and North Tiger prospects, which were leased in September 2010, drilled in 2011 and 2012 respectively, and have independently-audited estimated ultimately recoverable reserves of 797 MBOE proved and 311 MBOE probable.”

In order to support its updated growth strategy, Saratoga has added, and will be adding, several key operational positions in its Covington, Louisiana office.  The recent, and upcoming, staff additions are expected to enhance Saratoga’s ongoing evaluation of existing assets through new and comprehensive field studies and evaluation of accretive acquisition opportunities to supplement organic growth.

John Ebert will be joining the Company in a business development capacity to further strengthen our asset evaluation capabilities and to advise management on the valuation and financing of accretive acquisition opportunities.  John graduated from the University of Tulsa with a Bachelor’s degree in Petroleum Engineering and has over 22 years of industry experience in finance, business development and reservoir engineering for oil companies such as Marathon Oil and Woodside Petroleum, and asset evaluation as well as borrowing base determinations for Hibernia National Bank.

Chuck Holman joined Saratoga in July 2013 and brings extensive experience as a geophysicist in the oil and gas industry with over 31 years working at global companies including Mobil Oil, Tecpetrol, Gaffney, Cline & Associates, ENI Petroleum and the Bureau of Safety and Environmental Enforcement.  Chuck will be helping our development geologists to high-grade existing opportunities while looking for new, as yet unmapped, opportunities using our extensive 3-D seismic database.  His experience will also be brought to bear on our recently-acquired shallow Gulf of Mexico Shelf prospects. Chuck graduated from the Universities of Indiana with a Bachelor’s degree in Spanish, and received a Master’s degree in Geology and Geophysics from the University of Hawaii.

Patrick Keegan recently joined Saratoga and brings over 31 years of industry experience as a landman with Shell Oil, Forest Oil, W&T Offshore and ENI Petroleum, among others.  Patrick graduated from the University of Texas in Austin with a Bachelor’s degree in Business Administration and a Master’s degree in International Management from the American Graduate School of International Management in Arizona.  The hiring of Patrick represents our first step in bringing the land function in house, and we expect him to manage the existing leases and also oversee discussion with potential joint venture partners.

Laura Vasut recently joined Saratoga and has over 11 years of experience as a reservoir engineer with Texaco after graduating from the University of Alabama with a Bachelor’s degree in Mineral Engineering (Petroleum Option).  She will assist in the evaluation of Saratoga’s reserves and development opportunities.

The addition of these very experienced professionals is expected to help Saratoga further its ongoing field study efforts of existing properties, manage its recently acquired shallow Gulf assets and identify and evaluate accretive acquisition opportunities.

Mr. Clifford added, “We are pleased to have added Chuck, Patrick and Laura and look forward to John joining our team. Each is an experienced professional and, together, they bring over 95 years of combined industry experience to our Louisiana-based staff.  While the field studies themselves are exciting and expected to yield new development opportunities and reserves, the additional resources will help us manage our new prospects and seek joint venture partners that can bring these opportunities to fruition. The deeper Grand Bay prospects such as Canvasback, Mallard, Pintail and Redhead have been enhanced by our recent 3-D seismic reprocessing. Furthermore, we are continually looking to high-grade in-field development opportunities and the additional staff will greatly assist us in this regard.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover 52,033 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company  and  its  management  are  based  on  estimates,  projections,  beliefs  and  assumptions  of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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